Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-154844

Issuer Free Writing Prospectus, dated July 28, 2011

$750,000,000

Senior Notes Offering

Summary of Final Terms

Dated July 28, 2011

	2.125% Senior Notes due 2016	2.900% Senior Notes due 2018

Issuer	Boeing Capital Corporation	Boeing Capital Corporation

Rating (Moody’s, S&P, Fitch)[1]	A2 / A / A (negative / stable / stable)	A2 / A / A (negative / stable / stable)
Principal Amount	$500,000,000	$250,000,000

Trade Date	7/28/2011	7/28/2011

Settlement Date (T+2)	8/1/2011	8/1/2011

Maturity Date	8/15/2016	8/15/2018

Treasury Benchmark	1.500% due 6/30/2016	2.375% due 6/30/2018
Treasury Price / Yield	100-02/1.487%	100-30/2.228%
Spread to Treasury	65 bps	75 bps

Reoffer Yield	2.137%	2.978%

Coupon (Interest Rate)	2.125%	2.900%

Price to Public[2]	99.942%	99.507%

Gross Fee Spread	0.350%	0.400%

Coupon Dates	February 15, August 15	February 15, August 15

1st Coupon Payment	February 15, 2012	February 15, 2012

Call Provision	MWC @ T + 10 bps / par call on or after July 15, 2016	MWC @ T + 15 bps / par call on or after July 15, 2018

CUSIP / ISIN	097014 AN4 / US097014AN45	097014 AM6 / US097014AM61

Joint Book- Running Managers	Merrill Lynch, Pierce, Fenner & Smith Incorporated Deutsche Bank Securities Inc. J.P. Morgan Securities LLC	Merrill Lynch, Pierce, Fenner & Smith Incorporated Credit Suisse Securities (USA) LLC RBS Securities Inc.

Senior Co- Managers

Banco Bilbao Vizcaya Argentaria,

S.A.

Barclays Capital Inc.

BNP Paribas Securities Corp.

BNY Mellon Capital Markets, LLC

Citigroup Global Markets Inc.

Credit Agricole Securities (USA) Inc.

Goldman, Sachs & Co.

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC

Santander Investment Securities Inc.

SMBC Nikko Capital Markets Limited

Standard Chartered Bank

UBS Securities LLC

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

ANZ Securities, Inc.

Banca IMI S.p.A.

Banco Bilbao Vizcaya Argentaria,

S.A.

Barclays Capital Inc.

BNP Paribas Securities Corp.

Citigroup Global Markets Inc.

Commerz Markets LLC

Goldman, Sachs & Co.

ICICI Bank Limited, New York Branch

Lloyds Securities Inc.

Loop Capital Markets LLC

Morgan Stanley & Co. LLC

Natixis Securities North America Inc.

SG Americas Securities, LLC

The Williams Capital Group, L.P.

UBS Securities LLC

Wells Fargo Securities, LLC

Notes:

1	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
2	Plus accrued interest, if any, from August 1, 2011

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 800-294-1322, Credit Suisse Securities (USA) LLC at 800-221-1037, Deutsche Bank Securities Inc. at 800-503-4611, J.P. Morgan Securities LLC at 212-834-4533 and RBS Securities Inc. at 866-884-2071.

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